Filed pursuant to Rule 424(b)(3)
Registration No. 333-259040
Prospectus Supplement No. 3
(To Prospectus dated April 29, 2022)
HIPPO HOLDINGS INC.

This prospectus supplement updates, amends, and supplements the prospectus dated April 29, 2022, as previously amended (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-259040). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information (other than any information that is furnished and not deemed filed) contained in our Current Report on Form 8-K (the “Current Report”), which was filed with the Securities and Exchange Commission on July 20, 2022. Accordingly, we have attached the Current Report to this prospectus supplement.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Hippo Holdings Inc.’s common stock and warrants are listed on the New York Stock Exchange under the symbols “HIPO” and “HIPO.WS.” On July 21, 2022, the closing price of our common stock was $0.82 and the closing price of our warrants was $0.16.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 8 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 22, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 19, 2022

Hippo Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39711	32-0662604
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
 150 Forest Avenue
Palo Alto, California 94301
650 294-8463
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	HIPO	New York Stock Exchange
Warrants to purchase common stock	HIPO.WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On July 19, 2022, Hippo Holdings Inc. (“Hippo” or the “Company”) received a notice from the New York Stock Exchange (“NYSE”) that the Company is not in compliance with the NYSE continued listing standard as set forth in Section 802.01C of the NYSE Listed Company Manual, as the average closing price of the Company’s common stock was less than $1.00 per share over a consecutive 30-trading day period. The notification of non-compliance has no immediate effect on the listing or trading of Hippo’s common stock on the NYSE, subject to the Company’s compliance with the NYSE’s other continued listing requirements.
As required by the NYSE, the Company intends to respond to the NYSE within ten business days with respect to its intent to cure the deficiency. Pursuant to Section 802.01C, the Company has six months following receipt of the notification to regain compliance with the minimum share price requirement, with the possibility of extension at the discretion of the NYSE. In order to regain compliance, on the last trading day in any calendar month during the cure period, the Company’s common stock must have: (i) a closing price of at least $1.00 per share; and (ii) an average closing price of at least $1.00 per share over the 30-trading day period ending on the last trading day of such month. The Company’s failure to regain compliance during this period could result in delisting..
As required by the NYSE, the Company intends to respond to the NYSE within ten business days with respect to its intent to cure the deficiency. Pursuant to Section 802.01C, the Company has six months following receipt of the notification to regain compliance with the minimum share price requirement, with the possibility of extension at the discretion of the NYSE. In order to regain compliance, on the last trading day in any calendar month during the cure period, the Company’s common stock must have: (i) a closing price of at least $1.00 per share; and (ii) an average closing price of at least $1.00 per share over the 30-trading day period ending on the last trading day of such month. The Company’s failure to regain compliance during this period could result in delisting.
The Company encourages stockholders to read the definitive proxy statement (including any amendments or supplements) and other documents relating to the Special Meeting when they become available because they will contain important information. Stockholders may obtain a free copy of the definitive proxy statement (when filed) and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov. When filed, the definitive proxy statement may also be obtained for free from the Company by directing a request to Hippo Holdings Inc., 150 Forest Avenue, Palo Alto, California 94301, Attention: Investor Relations, or at investors@hippo.com.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit Number	Exhibit Title or Description
99.1	Press Release, dated July 19, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 19, 2022

HIPPO HOLDINGS, INC.

By:	/s/ RICHARD MCCATHRON
Richard McCathron
Chief Executive Officer